Exhibit 1

NEWS RELEASE

CN Operations have Recovered, Company Updates Outlook Following Labor Disruption

Operations have recovered but demand weakness persists in key sectors

Montreal, September 10, 2024 – CN (TSX: CNR) (NYSE: CNI) announced today that its operations have recovered following several months of labor uncertainty as well as a complete shutdown of its Canadian network, and that it is adjusting its 2024 guidance and long-term financial outlook.

CN remains focused on the disciplined execution of its scheduled operating plan, growing volumes more than the economy as its company specific growth opportunities come online, pricing above rail inflation, and improving efficiency.

Network Recovery

The Company’s scheduled operating plan, and the steps taken to affect a safe and orderly shutdown, have enabled a swift network recovery following the labor stoppage. Car velocity, train speed and dwell have all recovered, and the Company is now essentially current with demand.

Updated 2024 financial guidance and long-term financial outlook (1) (2)

Due to the impact of CN’s labor uncertainty and work stoppage, the impact of the wildfires in Alberta, weaker than expected demand in forest products and metals, as well as the delayed recovery of overseas intermodal due to on-going port labor uncertainty, CN is revising its 2024 full year financial guidance. The quarter-to-date additional impact of labor uncertainty and the work stoppage, as well as the wildfires in Alberta, is estimated at around $0.20 of EPS.

CN now expects to deliver adjusted diluted EPS growth in the low single-digit range, compared to its July 23, 2024, expectation of mid to high single-digit growth. The Company continues to expect to invest approximately C$3.5 billion in its capital program, net of amounts reimbursed by customers. As a result of the reduction to earnings, CN now expects adjusted return on invested capital (ROIC) to be in the 13%-15% range, compared to its July 23, 2024, expectation of approximately 15%.

In light of updated expectations for 2024, and a weaker than expected economic environment, CN is replacing all its current financial outlook for the 2024-2026 period with the following: CN is now targeting compounded annual adjusted diluted EPS growth in the high single digit range.

(1)	Non-GAAP Measures

CN reports its financial results in accordance with United States generally accepted accounting principles (GAAP). CN uses non-GAAP measures in this news release that do not have any standardized meaning prescribed by GAAP, including adjusted earnings per share (EPS), (referred to as adjusted performance measures). These non-GAAP measures may not be comparable to similar measures presented by other companies. For further details of these non-GAAP measures, including a reconciliation to the most directly comparable GAAP financial measures, refer to the section entitled “Adjusted performance measures” in the 2023 Annual MD&A, which may be found online on SEDAR at www.sedarplus.ca, on the SEC’s website at www.sec.gov through EDGAR, and on the Company’s website at www.cn.ca in the investors section. CN's full-year adjusted diluted EPS outlook and full-year adjusted ROIC outlook (2) exclude certain adjustments, which are expected to be comparable to adjustments made in prior years. However, management cannot individually quantify on a forward-looking basis the impact of these adjustments on its adjusted diluted EPS or its adjusted ROIC because these items, which could be significant, are difficult to predict and may be highly variable. As a result, CN does not provide a corresponding GAAP measure for, or reconciliation to, its adjusted diluted EPS outlook or its adjusted ROIC outlook.

(2)	Forward-Looking Statements

Certain statements included in this news release constitute "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995 and under Canadian securities laws, including statements based on management’s assessment and assumptions and publicly available information with respect to CN. By their nature, forward-looking statements involve risks, uncertainties and assumptions. CN cautions that its assumptions may not materialize and that current economic conditions render such assumptions, although reasonable at the time they were made, subject to greater uncertainty. Forward-looking statements may be identified by the use of terminology such as "believes," "expects," "anticipates," "assumes," "outlook," "plans," "targets", or other similar words.

2024 key assumptions

CN has made a number of economic and market assumptions in preparing its 2024 outlook. The Company continues to assume slightly positive North American industrial production in 2024. For the 2023/2024 crop year, the grain crop in Canada was below its three-year average (also below when excluding the significantly lower 2021/2022 crop year) and the U.S. grain crop was above its three-year average. The Company continues to assume that the 2024/2025 grain crop in Canada will be in line with its three-year average (excluding the significantly lower 2021/2022 crop year) and that the U.S. grain crop will be above its three-year average. CN now assumes RTM growth will be at the low end of the 3%-5% range assumed previously. CN assumes continued pricing above rail inflation upon contract renewals. CN also continues to assume that in 2024, the value of the Canadian dollar in U.S. currency will be approximately $0.75, and that in 2024 the average price of crude oil (West Texas Intermediate) will be in the range of US$80 - US$90 per barrel.

2024-2026 key assumptions

CN has made a number of economic and market assumptions in preparing its three-year financial perspective. CN now assumes that the North American industrial production will increase by ~1% CAGR over the 2024 to 2026 period (compared to 2%+ CAGR assumed previously). CN assumes continued pricing above rail inflation. CN assumes that the value of the Canadian dollar in U.S. currency will be approximately $0.75 and that the average price of crude oil (West Texas Intermediate) will be approximately US$80 per barrel during this period.

Forward-looking statements are not guarantees of future performance and involve risks, uncertainties and other factors which may cause actual results, performance or achievements of CN to be materially different from the outlook or any future results, performance or achievements implied by such statements. Accordingly, readers are advised not to place undue reliance on forward-looking statements. Important risk factors that could affect the forward-looking statements in this news release include, but are not limited to, general economic and business conditions, including factors impacting global supply chains such as pandemics and geopolitical conflicts and tensions; industry competition; inflation, currency and interest rate fluctuations; changes in fuel prices; legislative and/or regulatory developments; compliance with environmental laws and regulations; actions by regulators; increases in maintenance and operating costs; security threats; reliance on technology and related cybersecurity risk; trade restrictions or other changes to international trade arrangements; transportation of hazardous materials; various events which could disrupt operations, including illegal blockades of rail networks, and natural events such as severe weather, droughts, fires, floods and earthquakes; climate change; labour negotiations and disruptions; environmental claims; uncertainties of investigations, proceedings and other types of claims and litigation; risks and liabilities arising from derailments; timing and completion of capital programs; the availability of and cost competitiveness of renewable fuels and the development of new locomotive propulsion technology; reputational risks; supplier concentration; pension funding requirements and volatility; and other risks detailed from time to time in reports filed by CN with securities regulators in Canada and the United States. Reference should also be made to Management’s Discussion and Analysis (MD&A) in CN’s annual and interim reports, Annual Information Form and Form 40-F, filed with Canadian and U.S. securities regulators and available on CN’s website, for a description of major risk factors relating to CN.

Forward-looking statements reflect information as of the date on which they are made. CN assumes no obligation to update or revise forward-looking statements to reflect future events, changes in circumstances, or changes in beliefs, unless required by applicable securities laws. In the event CN does update any forward-looking statement, no inference should be made that CN will make additional updates with respect to that statement, related matters, or any other forward-looking statement. Information contained on, or accessible through, our website is not incorporated by reference into this news release.

About CN

CN powers the economy by safely transporting more than 300 million tons of natural resources, manufactured products, and finished goods throughout North America every year for its customers. With its nearly 20,000-mile rail network and related transportation services, CN connects Canada’s Eastern and Western coasts with the U.S. Midwest and the Gulf of Mexico, contributing to sustainable trade and the prosperity of the communities in which it operates since 1919.

Contacts:

Media	Investment Community
Jonathan Abecassis	Stacy Alderson
Director, Public Affairs and	Assistant Vice-President
Media Relations	Investor Relations
(438) 455-3692 media@cn.ca	(514) 399-0052 investor.relations@cn.ca